Exhibit 99.1

International Game Technology Names Eric Berg President

(LAS VEGAS – July 6, 2011) – International Game Technology (NYSE: IGT) CEO Patti S. Hart announced today that she has hired Eric A. Berg to fill the position of President, effective July 18, 2011, subject to obtaining regulatory approvals.  Berg comes to IGT from SunGard Availability Services, a $1.5 billion revenue business unit of SunGard Corporation, where he was CEO responsible for driving profitable growth, building a world-class team, and developing and executing a multi-year strategic plan to position the organization for future success across every major line of business.

“As we continue to transform our organization, improve our internal processes and move to a more distributed, global business model, I felt it was essential to add additional expertise, leadership, and capabilities to IGT,” said Hart.  “Eric’s strategic insight, operational intensity, and global leadership are perfectly suited to help IGT navigate the next chapter of our business.”

The new position will have direct responsibility for driving IGT’s enterprise-wide globalization efforts, leading domestic and international land-based revenue growth agendas, and managing all global operations inclusive of sales, products, services, marketing, and manufacturing.

With over 25 years of experience driving improved operating results in Fortune 500 companies in a broad range of industries, he joins IGT with a tremendous background having run global business operations for SunGard, NCR, Goodyear, and domestically for PepsiCo.  Eric holds his degree in Industrial Engineering from the University of Illinois, with a Masters in Business Administration from Harvard.

About IGT

International Game Technology (NYSE: IGT) is a global leader in the design, development and manufacture of gaming machines and systems products, as well as online and mobile gaming solutions for regulated markets.  More information about IGT is available at www.IGT.com or follow IGT on Twitter at @IGTNews or Facebook at www.facebook.com/IGT.

Contact:
Matt Moyer
Vice President, Investor Relations of IGT
+1 866-296-4232